Exhibit 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact: Dave Prichard
608.278.6141

John Heil, President of Spectrum Brands’ United Pet Group Subsidiary
and Pet Industry Leader, to Retire in March 2013 and Continue as Advisor to CEO

Madison, WI, January 3, 2013 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today that John A. Heil, President of its United Pet Group subsidiary, a member of the Company’s Executive Committee and a long-time pet industry leader, has finalized plans to retire for personal reasons, effective March 31, 2013.  Mr. Heil will continue as a consultant to Spectrum Brands and Chief Executive Officer Dave Lumley.

Barry Seenberg, United Pet North America Vice President and General Manager, will assume responsibilities for the division’s North American business in addition to global financial consolidation.   He will report to Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  Andreas Rouve, Managing Director of Europe, will maintain his current responsibility for the European and Asian Pet businesses and continue to report to Mr. Lumley.  The new Pet division management structure was instituted in recent months by Mr. Heil to specifically address his stated desire of more than a year ago to eventually retire.

“John has made significant, valuable and lasting contributions to the growth and strategic development of our Company,” said Mr. Lumley.  “John recently completed the Pet division’s multi-year global integration and reorganization, and the Pet division delivered record sales and profits in fiscal 2012.  We thank him for his leadership and contribution and wish him well.  We are grateful that he will remain in an advisory role.”

David Maura, Chairman of Spectrum Brands and Executive Vice President and Director of Harbinger Group, Inc. (NYSE: HRG), Spectrum Brands’ majority shareholder, said, “We join in saluting John for his outstanding service to Spectrum Brands.  Under John’s leadership, our world-class pet supplies division has grown and been further streamlined along with, more recently, a reinvigoration of the aquatics business.  We wish John the very best in his future endeavors.”

Mr. Heil, 60, was appointed President, Global Pet Supplies and Co-Chief Operating Officer in January 2007.  He joined Spectrum Brands concurrent with the Company's February 2005 acquisition of United Industries, where he served as President and Chief Executive Officer of United Industries' United Pet Group.  Mr. Heil joined United Pet Group as Chairman and Chief Executive Officer in June 2000.  United Pet Group was subsequently acquired by United Industries in 2004.

Previously, Mr. Heil spent 25 years with the H.J. Heinz Company in various executive management positions, including President and Managing Director of Heinz Pet Products, President of Heinz Specialty Pet, and Executive Vice President of StarKist Seafood.

Mr. Heil is a member of the Board of Directors of VCA Antech Inc. (NASDAQ: WOOF) and Temper-Pedic International (NASDAQ: TPX).  He earned a Bachelor of Arts degree in economics from Lycoming College.

About United Pet Group

Based in Cincinnati, Ohio and with fiscal 2012 net sales of $616 million, United Pet Group, Inc. is a subsidiary of Spectrum Brands Holdings, Inc., and is the leading manufacturer of consumer products for the pet supply markets globally. United Pet Group provides its customers with innovative products of outstanding quality for pet owners, including dogs, cats, birds, small animals, fish and reptiles.  Its many widely trusted brands, including Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1® and FURminator®, are well recognized by consumers for delivering exceptional value and trusted results.  United Pet Group’s passion and long-standing commitment to quality and value has earned the confidence of its global retail partners, who count on United Pet Group to deliver innovative and highly profitable products, customized solutions and merchandising excellence. For more information, visit www.unitedpetgroup.com.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following our Company’s December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012.  For more information, visit www.spectrumbrands.com.

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